SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934
Date of Report (Date of earliest event reported): December 18, 2018
NEMAURA MEDICAL INC.
(Exact name of registrant as specified in charter)
Nevada
(State or other jurisdiction of incorporation)
001-38355	46-5027260
(Commission File Number)	(IRS Employer Identification No.)

Advanced Technology Innovation Centre, Loughborough University Science and Enterprise Parks, 5 Oakwood Drive, Loughborough, Leicestershire LE11 3QF United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	00 44 1509 222912
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On December 18, 2018, Nemaura Medical Inc. (the "Company") entered into a placement agency agreement with Dawson James Securities, Inc. with respect to the issuance and sale of an aggregate of up to 2,400,000 units, each unit consisting of one share of common stock, par value $0.001 per share, together with one warrant to purchase one share of common stock at an exercise price equal to $1.04 per share, in a public offering. The warrants offered in the public offering will terminate on the fifth anniversary of the date of issuance. The public offering price for each unit was $1.04.

The shares of common stock, the warrants and the shares issuable upon exercise of the warrants are being offered and sold to the public pursuant to the Company's registration statement on Form S-3 and an accompanying prospectus (File No. 333-210293), which was declared effective by the Securities and Exchange Commission on March 31, 2016, and a prospectus supplement filed with the Securities and Exchange Commission on December 19, 2018.

The closing of the offering occurred on December 20, 2018 and at such closing we sold 1,942,061 shares of common stock and 1,942,061 warrants for gross proceeds of approximately $2 million. The net proceeds to us from the sale of the shares of common stock and the warrants are expected to be approximately $1.75 million, after deducting placement agent commissions and other estimated offering expenses payable by us.

Pursuant to the placement agency agreement, we agreed to pay Dawson James Securities, Inc. a cash fee equal to 8% of the aggregate gross proceeds raised in this offering. We also agreed to pay fees and expenses of the placement agent, not to exceed $50,000, and to issue to Dawson James Securities, Inc., on the closing date, a unit purchase option for the purchase of up to 97,103 units, equal to 5% of the aggregate number of units sold in the public offering, with an exercise price of $1.30, or 125% of the price per unit.

The placement agency agreement provides that we will agree, subject to certain exceptions, for a period of 90 days after the date of the placement agency agreement, that we will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company (other than pursuant to a registration statement on Form S-8 for employee benefit plans or the filing of a new "shelf" registration statement on a Form S-3).

Our officers and directors have also agreed, subject to limited exceptions, for a period of 6 months after the date of the placement agency agreement, not to offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock, any securities convertible into or exercisable or exchangeable for common stock, whether now owned or thereafter acquires the power of disposition, without the prior written consent of the placement agent. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

The placement agency agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and Dawson James Securities, Inc., including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the placement agency agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the placement agency agreement.

In furtherance of the offering, on December 20, 2018, we entered into a warrant agency agreement with Island Stock Transfer pursuant to which Island Stock Transfer agreed to act as our warrant agent with respect to the warrants.

The foregoing descriptions of the placement agency agreement, the warrant agency agreement, warrant and form of unit purchase option are qualified in their entirety by reference to the full text of such agreements which are attached to this report on Form 8-K as Exhibits 10.1, 10.2, 4.1 and 4.2, and are incorporated herein by reference in their entirety.

This report does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state or jurisdiction in which this offer, solicitation, or sale would unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1	Form of Warrant.

4.2	Unit Purchase Option.

5.1	Opinion of Loeb & Loeb LLP.

10.1	Placement Agency Agreement entered into by and between Nemaura Medical Inc. and Dawson James Securities, Inc. dated December 18, 2018.

10.2	Warrant Agency Agreement by and between Nemaura Medical Inc. and Island Stock Transfer dated December 20, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Nemaura Medical Inc.

By:	/s/ Dewan F. H. Chowdhury
Name: Dewan F. H. Chowdhury
Title: Chief Executive Officer

Dated: December 26, 2018